Exhibit 8.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Brenmiller Energy (Rotem) Ltd	Israel
Brenmiller Energy US Inc.	Delaware
Brenmiller Energy NL B.V.	The Netherlands
Brenmiller Europe S.L.	Spain
Bren Dom TES KFT	Hungary